FOR FURTHER INFORMATION CONTACT:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
Investorrelations@spiritrealty.com
Press Release

Spirit Realty Capital Announces
Closing of $510 Million A+ Rated Net-Lease Mortgage Notes

SCOTTSDALE, AZ–December 1, 2014–Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), today announced that certain subsidiaries have issued $510 million aggregate principal amount of net-lease mortgage notes under its Spirit Master Funding securitization structure in a transaction exempt from registration under the Securities Act and sold to Qualified Institutional Buyers under Rule 144A.

The issuance was comprised of two classes of notes that were each rated A+ at issuance by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc., and have a blended coupon rate of 4.4230% with a weighted average life of 9.4 years.

The joint-book running managers for the issuance were Morgan Stanley & Co. LLC and Deutsche Bank Securities, Inc.

Thomas H. Nolan, Jr., the Chairman and Chief Executive Officer of Spirit Realty Capital commented, “We are pleased with the pricing and execution of this investment-grade issuance. Our Master Funding program continues to provide us with an efficient platform to lock in attractively priced, fixed-rate capital to match fund our acquisitions of operationally essential real estate net leased to quality, middle market companies.”

Spirit’s Master Funding program provides flexibility and is an integral component of its balanced capital structure. Spirit intends to use the proceeds from the sale of the notes to repay borrowings under its revolving credit facility, to fund future acquisition activity and for general corporate purposes.

The 2014-4 Notes
Special purpose, bankruptcy remote subsidiaries of Spirit issued an aggregate of $510 million initial principal amount of 2014-4 Series notes in the transaction. The Class A-1 notes have an initial principal balance of $150 million, a stated interest rate of 3.5014%, and an anticipated repayment date of January 2020. The Class A-2 notes have an initial principal balance of $360 million, a stated interest rate of 4.6291%, scheduled amortization beginning 36 months after issuance with an anticipated repayment date in January 2030, and a weighted average life of 11.1 years.

Spirit Master Funding, LLC, Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, Spirit Master Funding VI, LLC and Spirit Master Funding VIII, LLC are the issuers of the notes, and the notes are solely payable from their assets, which consist primarily of (i) fee title to commercial real estate properties and the issuers’ rights in net leases of such properties, and (ii) mortgage loans that are secured by fee title to commercial real estate property and all future payments required thereunder.

The notes were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew eases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and additional risks discussed in Spirit’s filings with the Securities and Exchange Commission from time to time, including Spirit’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to securities offerings recently completed by Spirit. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests primarily in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,408 properties across 49 states as of September 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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